Exhibit 99.1

TRICIA PATRICK JOINS LULULEMON BOARD OF DIRECTORS
VANCOUVER, British Columbia, August 31, 2017 - lululemon athletica inc. (NASDAQ:LULU) today announces that Tricia Patrick, a Managing Director at Advent International, has been appointed to the company's Board of Directors, effective immediately.
“We are excited to add Tricia Patrick to the Board,” said Laurent Potdevin, Chief Executive Officer of lululemon. “Her global experience across consumer sectors will bring further insight and operational expertise to lululemon at a time of significant growth for the Company."
At Advent, Ms. Patrick focuses on buyouts and growth equity investments in the retail, consumer and leisure sector. Prior to joining Advent in 2016, Ms. Patrick spent 12 years as an investment professional with Bain Capital Private Equity and before that, was with the Private Equity Group of Goldman, Sachs & Co. She has closed transactions across the retail, healthcare, business services, real estate and media sectors, as well as internationally. She has an AB in Biochemical Sciences from Harvard College and an MBA from Harvard Business School.
Ms. Patrick resides in Boston and is an avid yogi, cyclist and painter.
Ms. Patrick was designated for appointment to the Board of Directors by Advent International in accordance with the terms of a support agreement between lululemon athletica and certain entities affiliated with Advent International under which Advent has a right to designate two people for nomination to serve on the Board of Directors for so long as Advent beneficially owns at least 10% of the voting securities of lululemon.
About lululemon athletica inc.
lululemon athletica inc. (NASDAQ:LULU) is a healthy lifestyle inspired athletic apparel company for yoga, running, training, and most other sweaty pursuits, with products that create transformational experiences for people to live happy, healthy, fun lives. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.
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